For Immediate Release www.fairchildsemi.com
April 6, 2005

Corporate Communications:
Fran Harrison
207-775-8576
fran.harrison@fairchildsemi.com

Investor Relations:
Dan Janson
207-775-8660
investor@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Names Dr. Mark Thompson
President and CEO

•	Kirk Pond to Remain Chairman of the Board

•	Transition Part of Long-Planned Succession

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS) today announced the appointment of Dr. Mark Thompson as President and CEO. Thompson, who will also become a member of the Fairchild Semiconductor board of directors, will succeed founding President and CEO Kirk Pond effective as of the company’s annual stockholders’ meeting on May 4. Pond will remain chairman of the board. Thompson currently serves as Fairchild’s executive vice president of its Manufacturing and Technology Group.

“I’m pleased the Board is moving forward with the final stage of our existing succession plan by appointing Mark Thompson to lead the company into its next phase of growth,” said Pond. “Not only has Mark demonstrated extraordinary leadership and business skills since he joined Fairchild last fall, but throughout his years in the industry he has developed a unique set of skills and experience that will enable him to map out and drive the next evolution of Fairchild.

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Fairchild Semiconductor Names Dr. Mark Thompson President and CEO

“We’ve transformed the company into the leading supplier of semiconductors to optimize system power while building one of the most cost-effective and skilled manufacturing operations in the industry. Mark is the right person to now accelerate the company’s next evolution, focusing on developing higher margin, more complex products to increase growth and deliver superior financial performance.

“Mark possesses a depth and breadth of experience and expertise that is unusual in its scope and tailor-made to Fairchild’s future needs,” continued Pond. “He has an impressive record of success developing new technologies, delivering strong financial results, managing mergers and acquisitions with complex integration requirements, running global high volume manufacturing operations, and dealing with the capital markets. In his short time at Fairchild, Mark has helped to sharpen our focus on technology and even more efficient manufacturing.

“Mark served as the vice president, and previously the technical director, of the Electronics OEM Group at Raychem Corporation prior to its acquisition by Tyco. At Tyco he ran the company’s Power Components Division, doubling its revenues in less than three years through acquisitions and internal growth. Mark has successfully negotiated acquisitions both as a buyer and a seller, delivering immediately accretive results while executing complex integration plans. He also directed Tyco’s global, high volume electronic components manufacturing network. In his last position as president and CEO of Big Bear Networks, he evidenced his technology leadership in the company’s portfolio of patented next generation integrated circuits that enable previously unattainable levels of transmission for many types of high speed networks. Mark also demonstrated his financial acumen by raising capital from many blue chip venture capital firms. Since Mark joined Fairchild, I have been consistently impressed by his knowledge, integrity, judgment, people skills and commitment to exceptional performance. I’m confident our customers, investors and employees will be similarly impressed by his abilities,” concluded Pond.

“I have great respect for the work Kirk and his team have accomplished establishing Fairchild and transforming it from a standard components manufacturer into a profitable, leading global supplier of solutions to optimize system power and I am honored to have been chosen to be his successor,” said Thompson. “We will build on a company that is well positioned in terms of process technology, account position, employee talent and financial health by accelerating our move to higher value, more integrated IC solutions.”

Pond led the team responsible for completing the industry’s first management-led leveraged buyout when Fairchild emerged from National Semiconductor in 1997. Pond, reflecting on his eight years leading Fairchild said, “I’m proud of the accomplishments of

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Fairchild Semiconductor Names Dr. Mark Thompson President and CEO

Fairchild’s employees since we established the company. We’ve grown from approximately $600 million in sales to $1.6 billion in revenues last year, with 73% of those revenues generated by our targeted power market. We identified the power electronics market opportunity early on – anticipated to be a $28 billion business by 2008 – and focused the company globally to capture significant market share. By combining our abilities to develop new products with our successful completion of eleven acquisitions, we’ve built a strong foundation upon which to now promote accelerated growth. Today Fairchild is the leading global supplier of power analog and power discrete semiconductors, with a market share position in the fastest growing Asia Pacific region that is twice that of our nearest competitor.”

Thompson holds a Ph.D. from the University of North Carolina and a bachelor’s degree from the State University of New York. He previously served as vice president and general manager of Tyco Electronics Power Components Division and, prior to its acquisition by Tyco, as vice president of Raychem Corporation’s OEM Group. Most recently, Thompson served as president and CEO of Big Bear Networks, which designs and manufactures highly integrated, opto-electronic interface solutions for next generation networks. Thompson continues to serve on the Board of Directors of Big Bear Networks.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Special Note on Forward-Looking Statements:
The paragraphs above may contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in prevailing interest rates; overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at http://investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

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